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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of report (Date of earliest event reported): October 11, 2001
                               (October 10, 2001)



                               MessageMedia, Inc.
             (Exact name of registrant as specified in its charter)



                                    Delaware
                 (State or other jurisdiction of incorporation)



       000-21751                                         33-0612860
(Commission File Number)                    (IRS Employer Identification No.)




                  371 Centennial Parkway, Louisville, CO 80027
              (Address of principal executive offices and Zip Code)



                                 (303) 440-7550
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

         On June 1, 2001, MessageMedia, Inc. ("MessageMedia") signed an Agreement and Plan of Merger and Reorganization (the "Initial Merger Agreement") by and among DoubleClick Inc. ("DoubleClick"), Atlas Acquisition Corp. ("Atlas"), a wholly owned subsidiary of DoubleClick, and MessageMedia. Pursuant to the Initial Merger Agreement, and subject to the terms and conditions thereof, DoubleClick was to acquire MessageMedia in a merger. Under the terms of the Initial Merger Agreement, each outstanding share of MessageMedia common stock was to be exchanged for 0.0436 share of DoubleClick common stock. Such exchange would have resulted in the receipt by MessageMedia's stockholders of approximately 3,000,000 shares of DoubleClick common stock.

         The Initial Merger Agreement was subject to various conditions, including the approval of MessageMedia stockholders. Additionally, the Initial Merger Agreement provided that it could be terminated by MessageMedia or DoubleClick in the event that the transaction was not consummated prior to October 31, 2001 (the "Termination Date"). As a result of these conditions, DoubleClick could terminate the Initial Merger Agreement if MessageMedia did not obtain stockholder approval prior to the Termination Date.

         After the execution of the Initial Merger Agreement, the parties prepared and filed a registration statement on Form S-4. The registration statement included a Proxy Statement required to be mailed to MessageMedia stockholders under applicable state and federal law not later than 20 days prior to the scheduled stockholders' meeting. In order to satisfy this legal requirement prior to the October 31, 2001 termination date, the parties needed to complete the Securities and Exchange Commission's review process and cause the Registration Statement to be declared effective by the SEC in sufficient time to complete the mailing of the Proxy Statement to MessageMedia stockholders by October 11, 2001.

         When it became apparent that the Registration Statement would not be declared effective in time for MessageMedia to satisfy the stockholder approval requirement prior to the Termination Date, MessageMedia requested an extension to the Termination Date. At the same time, due to the request to extend the Termination Date and the worsening markets for MessageMedia's products and services, MessageMedia and DoubleClick entered into negotiations to amend the terms of the Initial Merger Agreement, which resulted in the execution of the Amended and Restated Agreement and Plan of Merger and Reorganization dated October 10, 2001 (the "Amended Merger Agreement").

         Pursuant to the Amended Merger Agreement, DoubleClick will now issue 1,000,000 shares of common stock or, approximately 0.0146 of a share of DoubleClick common stock for each share of MessageMedia common stock. Additionally, DoubleClick has agreed to provide MessageMedia with up to $1.5 million of bridge financing, subject to certain conditions fully detailed in the definitive agreements.

         Under the terms of the Amended Merger Agreement, subject to certain reporting and confidentiality restrictions, MessageMedia is permitted to solicit offers to acquire the company that are superior to the transaction described by the Amended Merger Agreement until October 28, 2001. In the event that MessageMedia accepts a superior offer it is obligated to pay a









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$1,000,000 break-up fee to DoubleClick. After October 28, 2001, MessageMedia may
no longer solicit or entertain proposals for a competing transaction unless and until the Amended Merger Agreement is terminated.

         Concurrently with the execution of the Amended Merger Agreement, certain stockholders of MessageMedia holding in the aggregate approximately 37.36% of the outstanding MessageMedia common stock entered into Amended and Restated Stockholder Agreements with DoubleClick, pursuant to which each such stockholder agreed, among other things, to vote all of such stockholder's shares in favor of the approval and adoption of the Amended Merger Agreement. The Amended and Restated Stockholder Agreement terminates in the event that the Amended Merger Agreement is terminated. A form of the Amended and Restated Stockholder Agreement is attached as Annex A to the Amended Merger Agreement.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

No.      Description

2.1 Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of October 10, 2001, between DoubleClick Inc. and MessageMedia, Inc., including annexes thereto but excluding any schedules.

2.2 Note Purchase Agreement by and between DoubleClick Inc. and MessageMedia, Inc. dated as of October 10, 2001, including associated Promissory Note.

2.3 Escrow Agreement dated as of October 10, 2001 by and among DoubleClick Inc., First Union National Bank, as escrow agent, and MessageMedia, Inc.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            MessageMedia, Inc.

Dated:    October 11, 2001                  By:  /s/ A. LAURENCE JONES
                                               ---------------------------------
                                               A. Laurence Jones, President and
                                               Chief Executive Officer



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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER      DESCRIPTION
-------     -----------

2.1         Amended and Restated Agreement and Plan of Merger and
            Reorganization, dated as of October 10, 2001, between DoubleClick Inc. and MessageMedia, Inc., including annexes thereto but excluding any schedules.

2.2         Note Purchase Agreement by and between DoubleClick Inc. and
            MessageMedia, Inc. dated as of October 10, 2001, including associated Promissory Note.

2.3 Escrow Agreement dated as of October 10, 2001 by and among DoubleClick Inc., First Union National Bank, as escrow agent, and
            MessageMedia, Inc.